EXHIBIT 18
                           HARRIS INSIGHT FUNDS TRUST

                                MULTI-CLASS PLAN
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                                  Introduction
                                  ------------

         The purpose of this Plan is to specify the attributes of the two classes of shares offered by Harris Insight Funds Trust (the "Trust"), including the sales charges, expense allocations, conversion features and exchange features of each class, as required by Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"). In general, shares of each class will have the same rights and obligations except for one or more expense variables (which will result in different yields, dividends and, in the case of the Trust's non-money market portfolios, net asset values for the different classes), certain related voting and other rights, exchange privileges, conversion rights, class designation and sales loads assessed due to differing distribution methods.

                             Features of the Classes
                             -----------------------

         Shares of each class of a fund of the Trust shall represent an equal pro rata interest in such fund, and generally, shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that:
(a) each class shall have a different designation; (b) each class may have a different sales charge structure; (c) each class of shares shall bear any class expenses; (d) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and (e) each class may have different exchange and/or conversion features.

                             Allocation of Expenses
                             ----------------------

         Pursuant to Rule 18f-3 under the 1940 Act, the Trust shall allocate to each class of shares in a fund of the Trust (i) any fees and expenses incurred by the Trust in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1, and
(ii) any fees and expenses incurred by the Trust under a shareholder servicing plan in connection with the provision of shareholder services to the holders of such class of shares. In addition, the President and Chief Financial Officer of the Trust shall determine, subject to Board approval or ratification, which of the following fees and expenses may be allocated to a particular class of shares in a fund of the Trust:

         (i) transfer agent fees identified by the transfer agent as being attributable to such class of shares;










         (ii) printing and postage expense related to preparing and distributing materials such as shareholder reports, prospectuses, reports, and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

         (iii) blue sky registration or qualification fees incurred by such class of shares;

         (iv) Securities and Exchange Commission registration fees incurred by such class of shares;

         (v) the expense of administrative personnel and services (including, but not limited to, those of a portfolio accountant, custodian or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

         (vi) litigation or other legal expenses relating solely to such class of shares;

         (vii) fees of the Trust's Trustees incurred as a result of issues relating to such class of shares; and

         (viii) independent accountants' fees relating solely to such class of shares.

         Any changes tot he determination of class expenses allocated to a particular class of shares will be approved by a vote of the Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust as defined under the 1940 Act.

         For purposes of this Plan, a "Daily Dividend Portfolio" shall be a portfolio which declares distributions of net investment income daily and/or maintains the same net asset value per share in each class. Income, realized and unrealized capital gains and losses, and any expenses of a non-Daily Dividend Portfolio of the Trust not allocated to a particular class of the fund pursuant to this Plan shall be allocated to each class of the fund on the basis of the net asset value of that class in relation to the net asset value of the fund. Income, realized and unrealized capital gains and losses, and any expenses of a Daily Dividend Portfolio, including a money market fund, of the Trust not allocated to a particular class of the fund pursuant to this Plan shall be allocated to each class of the fund on the basis of the relative net assets (settled shares), as defined in Rule 18f-3, of that class in relation to the net assets of the fund.

                                 Class A Shares
                                 --------------


         Class A Shares of a fund are offered at net asset value. Class A Shares of a fund may be exchanged for Class A Shares of another fund of the Trust or of HT Insight Funds, Inc. without the imposition of any sales charge.










         Class A Shares of funds pay a Rule 12b-1 service fee of up to 0.25% (annualized) of the average daily net assets of a fund's Class A Shares.
Distribution and support services provided by brokers, dealers and other institutions may include forwarding sales literature and advertising materials provided by the Trust's distributor; processing purchase, exchange and redemption requests from customers placing orders with the Trust's transfer agent; processing dividend and distribution payments from the funds of the Trust on behalf of customers; providing information periodically to customers showing their positions in Class A Shares; providing sub-accounting with respect to Class A Shares beneficially owned by customers or the information necessary for sub-accounting; responding to inquiries from customers concerning their investment in Class A Shares; arranging for bank wires; and providing such other similar services as may reasonably be requested.

                                 Class B Shares
                                 --------------

         Class B Shares of a fund are offered at net asset value. Class B Shares of a fund may be exchanged for Class B Shares of another fund of the Trust or of HT Insight Funds, Inc. without the imposition of a sales charge. Class B Shares pay no Rule 12b-1 distribution or service fees.

                                  Board Review
                                  ------------

         The Board of Trustees of the Trust shall review this Plan as frequently as they deem necessary. Prior to any material amendment(s) to this Plan, the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust shall find this Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interest of each class of shares of the Trust individually and the Trust as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of the Trust shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.



Dated: October 31, 1995